HIBBETT SPORTING GOODS, INC.


                                                   November 1, 1995



Saunders, Karp & Co., L.P.
667 Madison Avenue
New York, NY  10021

Dear Ladies and Gentlemen:

               This letter confirms our understanding that Hibbett Sporting Goods, Inc. (the "Company") has engaged you (the "Advisor") to provide financial advisory services to the Company upon the request of the Company from time to time. These services are to be provided in connection with ongoing business and financial matters, including operating and cash flow requirements, corporate liquidity and other ordinary and necessary corporate finance concerns (including acquisition, advisory and finance matters).

               In consideration for the Advisor agreeing to provide such advisory services, the Company agrees to pay the Advisor an annual fee of $200,000, payable quarterly in advance on February 1, May 1, August 1 and November 1 of each year, with such payments commencing on February 1, 1995; provided that such fee shall be deferred ("Deferred Fee") and shall not be due and payable hereunder until the date on which (i) all the amounts then outstanding under the PIK Notes (as defined below) are paid in full and each of the PIK Notes is canceled and (ii) no amounts are due under the Subordinated Notes. The Company covenants and agrees and the Advisor accepts and agrees that any Deferred Fee shall be subordinated and junior in right of payment to the prior payment and satisfaction in full of other indebtedness of the Company.

               For purposes of this letter agreement, "PIK Notes" shall mean
(i) the $2,500,000 in aggregate principal amount of the Company's 12% Senior Subordinated SK Bridge Notes due November 2, 2000 issued by the Company to The SK Equity Fund, L.P. and guaranteed by each of Hibbett Team Sales, Inc. and Sports Wholesale, Inc. (collectively, the "Guarantors") and (ii) the $1,625,000 in aggregate principal amount of 12% Senior Subordinated Sellers Bridge Notes due November 2, 2000 issued by the Company and guaranteed by each of the Guarantors; and "Subordinated Notes" shall mean the Company's 12% Subordinated Notes due November 1, 2002 and guaranteed by the Guarantors.

               The annual fee is for financial advisory services to be rendered by the Advisor and its employees and partners and not for any such services to be rendered by any other person. Any additional services to be provided by the Advisor, and any additional fee therefor, shall be agreed to in writing by the parties.

               In addition, the Company agrees to reimburse the Advisor promptly upon request from time to time for all reasonable out-of-pocket expenses incurred by the Advisor in connection with the services to be rendered by the Advisor pursuant to its engagement hereunder. The Company also agrees, upon the request of the Advisor, to reimburse the Advisor on or before November 1, 1995 for all additional reasonable out-of-pocket expenses incurred by the Advisor and its affiliates (including without limitation, the fees and disbursements of counsel) in connection with the agreements entered into by the Company on or about the date of this letter and the transactions contemplated therein.

               The Company also agrees to indemnify the Advisor and certain other persons and to limit the Advisor's liability to the Company as set forth in Schedule I hereto constituting an integral part hereof. The Company's agreements contained or referred to in this paragraph shall survive any termination of this agreement.

               This letter shall constitute the entire agreement between the parties hereto and shall not be amended except in writing by the Company and the Advisor. This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law rules of such state.


               If the foregoing accurately describes our agreement with respect to the foregoing, please so indicate by signing this letter in the space indicated below.


                                 Very truly yours,

                                 HIBBETT SPORTING GOODS, INC.



                                 By /s/ Michael J. Newsome
                                    ----------------------
                                  Name: Michael J. Newsome
                                 Title: President



ACCEPTED AND AGREED:

SAUNDERS, KARP & CO., L.P.

By /s/ Allan Karp
   --------------
   General Partner





                                  SCHEDULE I





               Hibbett Sporting Goods, Inc. (the "Company") will indemnify and hold harmless Saunders, Karp & Co., L.P. (the "Advisor"), its affiliates and the respective partners, agents and employees of the Advisor and their respective affiliates (collectively, the "Advisor Group") from and against any claims, liabilities, damages, losses and expenses, including reasonable fees and expenses of counsel, arising out of or in connection with the services rendered by the Advisor under this agreement, and will reimburse the Advisor Group for all such fees and expenses, including the reasonable fees and expenses of counsel, as they are incurred by the Advisor Group in connection with pending or threatened litigation whether or not the Advisor Group is a party thereto. The Company will not, however, be responsible for any claims, liabilities, damages, losses or expenses to the extent that such claims, liabilities, damages, losses or expenses are determined by judgment of a court of competent jurisdiction to result primarily from the Advisor Group's gross negligence or bad faith. The foregoing agreement shall be in addition to any rights that the Advisor Group may have at common law or otherwise, including, but not limited to, any right to contribution.

          Notwithstanding anything else contained herein, the Company also agrees that the Advisor Group shall have no liability to the Company in connection with the services rendered hereunder (whether in tort, contract or otherwise) for claims, liabilities, damages, losses, or expenses, including reasonable fees and expenses of counsel, incurred by the Company unless, and to the extent, they are determined by judgment of a court of competent jurisdiction to result primarily from the Advisor Group's gross negligence or bad faith.

               If indemnification is to be sought hereunder by a member of the Advisor Group, then such member shall notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Company shall not relieve the Company from any liability that it may otherwise have to such indemnified person, except to the extent the Company shall have been materially prejudiced by such failure. Following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and upon such election, it shall not be liable for any legal costs subsequently incurred by such member (other than reasonable costs of investigation) in connection therewith, unless (i) the Company has failed to provide counsel reasonably satisfactory to such member in a timely manner or (ii) counsel that has been provided by the Company reasonably determines that its representation of such member would present it with a conflict of interest. In any litigation or proceeding, the Company shall not be responsible for the fees and expenses of more than one counsel for all members of the Advisor Group claiming indemnification hereunder in any one jurisdiction, unless any of such members has a separate and conflicting defense with regard to such litigation or proceedings, as reasonably determined by the counsel that has been provided by the Company. The Company shall not be liable for any settlement of any litigation or proceeding effected without its prior written consent, which consent shall not be unreasonably withheld. Should the Company assume the defense of any action, the Company shall not, without the Advisor Group's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate such action if such settlement, compromise, consent or termination imposes obligations on any member of the Advisor Group (through injunctive relief or otherwise) other than the payment of money.